SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                                (Amendment No. )
Filed by the Registrant                                   [X]
Filed by a Party other than the Registrant                [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive  Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                   Swift Energy Income Partners 1986-B, Ltd.
                (Name of Registrant as Specified In Its Charter)

                              Swift Energy Company
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
       Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(4).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1)     Title of each class of securities to which transaction applies:
                           Limited Partnership Units
    2)     Aggregate number of securities to which transaction applies:
                                    6,108.53
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                  $25.13-$38.55. Estimate based on estimated value of the underlying assets.
    4)     Proposed maximum aggregate value of transaction:
                                    $235,000
    5)     Total fee paid:
                                     $47.10
[X] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1)     Amount Previously Paid:

    2)     Form, Schedule or Registration Statement No.:

    3)     Filing Party:

    4)     Date Filed:

                                                               February 14, 1996




Dear Limited Partner:

         Enclosed is a proxy statement and related information pertaining to a proposal to sell all of the Partnership's properties and dissolve and liquidate the Partnership. In order for the sale and liquidation to take place, Limited Partners holding a majority of the outstanding Units must approve this proposal. The Managing General Partner recommends that you vote in favor of such sale and liquidation for a number of reasons.

         The Partnership has been in existence for over nine years, and most of its properties were purchased in 1986 and 1987. Most of the recoverable reserves of Partnership properties have already been produced, with only 14% of ultimate recoverable reserves remaining. In the judgment of the Managing General Partner, all economically feasible enhancement opportunities have already been implemented. Thus, even if oil and gas prices were to increase significantly, the impact upon the Partnership's ultimate economic performance would be minimal. To continue operation of the Partnership means that expenses (such as costs of operating the properties, preparation of audited financials and reserve reports, compliance with securities laws and general and administrative costs) will continue while revenues decrease, which may require the sale of Partnership properties in future periods to pay such expenses. Liquidation of the Partnership's remaining assets at this time is likely to result in a greater percentage of sales proceeds being paid to Limited Partners, rather than being used to fund future general and administrative and operating expenses.

         If Limited Partners holding a majority of the Units approve this proposal, the Managing General Partner will attempt to complete the sale of all Partnership properties by the end of the second quarter of 1996, with liquidation and final distributions of net proceeds from such sale to be made prior to July 15, 1996.

         Included in this package is all the recent financial and other information prepared regarding the Partnership. If you need any further material or have questions regarding this proposal, please feel free to contact the Managing General Partner at (800) 777-2750.

         We urge you to complete your Proxy and return it immediately, as the Managing General Partner is not allowed to vote the 19% of limited partnership interests which it owns. Thus, your vote is important in reaching a quorum necessary to have an effective vote on this proposal. Enclosed is a green Proxy, along with a postage-paid envelope addressed to the Managing General Partner for your use in voting and returning your Proxy. Thank you very much.


                                                       SWIFT ENERGY COMPANY,
                                                       Managing General Partner

                                                       By:______________________
                                                               A. Earl Swift
                                                                 Chairman

                    SWIFT ENERGY INCOME PARTNERS 1986-B, LTD.
                        16825 Northchase Drive, Suite 400
                              Houston, Texas 77060
                                 (713) 874-2700


                  NOTICE OF SPECIAL MEETING OF LIMITED PARTNERS
                            To be held March 20, 1996


         Notice is hereby given that a special meeting of limited partners of SWIFT ENERGY INCOME PARTNERS 1986-B, LTD. (the "Partnership") will be held at 16825 Northchase Drive, Houston, Texas, on March 20, 1996 at 4:00 p.m. Central Time to consider and vote upon:

         The adoption of a proposal for (a) sale of substantially all of the assets of the Partnership and (b) the dissolution, winding up and termination of the Partnership (the "Termination"). All asset sales and the Termination comprise a single proposal (the "Proposal"), and a vote in favor of the Proposal will constitute a vote in favor of each of these matters.

         A record of limited partners of the Partnership has been taken as of the close of business on December 31, 1995, and only limited partners of record on that date will be entitled to notice of and to vote at the meeting, or any adjournment thereof.

         If you do not expect to be present in person at the meeting or prefer to vote by proxy in advance, please sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope which has been provided for your convenience. The prompt return of the proxy card will ensure a quorum and save the Partnership the expense of further solicitation.

                                                        SWIFT ENERGY COMPANY,
                                                        Managing General Partner



                                                        JOHN R. ALDEN
                                                        Secretary
February 14, 1996

                                TABLE OF CONTENTS


SUMMARY  ......................................................................1

GENERAL INFORMATION............................................................3
         Documents Included....................................................3
         Vote Required.........................................................3
         Proxies; Revocation...................................................3
         Dissenters' Rights....................................................4
         Solicitation..........................................................4

RISK FACTORS...................................................................4

THE PROPOSAL...................................................................5
         General  .............................................................5
         Steps to Implement the Proposal.......................................6
         Estimate of Liquidating Distribution Amount...........................7
         Comparison of Sale Versus Continuing Operations......................11
         Reasons for the Proposal.............................................11
         Impact On The Managing General Partner...............................13
         Recommendation of the Managing General Partner.......................13

FEDERAL INCOME TAX CONSEQUENCES...............................................13
         General  ............................................................13
         Taxable Gain or Loss Upon Sale of Properties.........................14
         Liquidation of the Partnership.......................................14
         Capital Gain Tax.....................................................15
         Passive Loss Limitations.............................................15

THE PARTNERSHIP...............................................................16
         General  ............................................................16
         The Managing General Partner.........................................16
         Partnership Financial Performance and Condition......................16
         No Trading Market....................................................17
         Transactions Between the Managing General Partner and the
            Partnership.......................................................18
         Principal Holders of Limited Partner Units...........................18

BUSINESS .....................................................................19

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE AND ATTACHMENT OF
          SUCH INFORMATION HERETO.............................................20

OTHER BUSINESS................................................................20

                    SWIFT ENERGY INCOME PARTNERS 1986-B, LTD.
                             16825 Northchase Drive
                                    Suite 400
                            Houston, Texas 77060-9468
                                 (713) 874-2700

                    ----------------------------------------

                                 PROXY STATEMENT
                    ----------------------------------------

                                     SUMMARY

         This Proxy Statement is being provided by Swift Energy Company, a Texas corporation (the "Managing General Partner") in its capacity as the Managing General Partner of Swift Energy Income Partners 1986-B, Ltd., a Texas limited partnership (the "Partnership"), to holders of units of limited partnership interests (the "Units") representing an initial investment of $1,000 per Unit in the Partnership. This Proxy Statement and the enclosed proxy are provided for use at a special meeting of limited partners (the "Limited Partners"), and any adjournment of such meeting (the "Meeting") to be held at 16825 Northchase Drive, Houston, Texas, at 4:00 p.m. Central Time on March 20, 1996. The Meeting is called for the purpose of considering and voting upon a proposal to (a) sell substantially all of the assets of the Partnership and (b) dissolve, wind up and terminate the Partnership (the "Proposal"), in accordance with the terms and provisions of Article XVI of the Partnership's Limited Partnership Agreement dated June 30, 1986 (the "Partnership Agreement"), and the Texas Revised Limited Partnership Act (the "Texas Act"). This Proxy Statement and the enclosed proxy are first being mailed to Limited Partners on or about February 14, 1996.

         Under Article XVI.C. of the Partnership Agreement, the affirmative vote of Limited Partners holding at least 51% of the Units then held by Limited Partners as of the Record Date (as defined) is required for approval of the Proposal. Each Limited Partner appearing on the Partnership's records as of December 31, 1995 (the "Record Date"), is entitled to notice of the Meeting and is entitled to one vote for each Unit held by such Limited Partner. Under
Article XIV.C. of the Partnership Agreement, the Managing General Partner may not vote its Units for matters such as the Proposal. The Managing General Partner currently owns approximately 19.6% of all outstanding Units. Therefore, the affirmative vote of holders of 51% of the remaining Units is required to approve the proposed sale.

         Upon approval of the Proposal by the Limited Partners, the Managing General Partner intends to sell substantially all of the oil and gas properties of the Partnership in a sale or series of sales, use the proceeds to pay or provide for the payment of the Partnership's liabilities, and then distribute any remaining cash to the partners of the Partnership as a final liquidating distribution and wind up the affairs of the Partnership. The Partnership has interests in 56 wells. Of these, the bulk of the Partnership's remaining reserves are in the Gautreaux No. 1 well (Valentine Field) in LaFourche Parish, Louisiana, the Lawson No. 1 well (East Bridges Field) in Shelby County, Texas, and in the Stuteville No. 1-35 well (Watonga Chickasha Field) in Blaine County, Oklahoma. These three properties comprise approximately 75% of the value of the Partnership's remaining reserves. During 1994, approximately 93% of the Partnership's production consisted of natural gas. For more information, see the attached Annual Report on Form 10-K for the year ended December 31, 1994, and the attached Quarterly Report on Form 10-Q for the period ended September 30, 1995.

         It is highly likely that the properties will be sold in a series of sales rather than in a single transaction. The Managing General Partner may sell some or all of the properties in negotiated transactions or in auctions or may engage a third party to handle some or all of the property sales. Bids have not yet been sought and the sales process has not yet begun, pending approval of the Proposal by the Limited Partners. The Managing General Partner is asking for approval of the Proposal prior to offering the Partnership's properties for sale to avoid delay in selling the properties after a price is agreed upon, which delay would likely negatively affect the ultimate sales price or possibly cause potential transactions to fail altogether. Also, if the Managing General Partner had to solicit approval of the Limited Partners for each sales transaction, the Partnership would incur inordinate sales expenses for each transaction. Finally, as the Managing General Partner intends to sell the Partnership's fractional interests in certain properties together with the fractional interests in those same properties owned by other partnerships which it manages, solicitation of approval of each purchase offer from all of the partnerships would be impractical.

          It is possible, though unlikely, that less than all of the Partnership's properties will be sold. The Managing General Partner intends to accomplish all sales by the end of the second quarter of 1996. The sale of Partnership properties that account for at least 80% of the total value of the Partnership properties will cause the Partnership to dissolve automatically under the terms of the Partnership Agreement and the Texas Act. Any Partnership properties that are not sold pursuant to a negotiated sale will be sold through auction by The Oil & Gas Asset Clearinghouse (the "O&G Clearinghouse"), EBCO Resources, Inc. ("EBCO"), or a similar company engaged in auctions of oil and gas properties.

         Currently there are no buyers for the properties and the price at which they will be sold has not yet been determined. The Managing General Partner cannot accurately predict the prices at which properties ultimately will be sold. Regardless of whether the Proposal is adopted, it is not expected that there will be any distributions to Limited Partners in the future except for a final small liquidating distribution. See "The Proposal--Estimate of Liquidating Distribution Amount" and the tables therein captioned "Range of Limited Partners' Share of Estimated Distributions from Property Sales and Liquidation" and "Estimated Shares of Limited Partners' Net Distributions from Continued Operations." Notwithstanding the foregoing, there are some risks involved in the Proposal. See "Risk Factors."

         If the Proposal is not approved by Limited Partners holding 51% of the Units held by Limited Partners, the Partnership will continue to exist. In that event, however, due to the expected decline in revenues, the Managing General Partner estimates that 10% to 15% of the Partnership's properties will need to be sold each year in order to cover operating and administrative costs.

         The Managing General Partner receives operating fees for wells for which it or its affiliates serve as operator. It is anticipated that, due to the sale of interests in wells, the Managing General Partner will no longer serve as operator for a number of the Partnership's wells. To the extent that the operator changes because of a change in ownership of the properties, the Managing General Partner will lose the revenues it currently earns as operator. The Managing General Partner believes, however, that it will be positively affected, on the other hand, by liquidation of the Partnership, on the basis of its Units ownership. See "The Proposal--Estimate of Liquidating Distribution Amount," and "The Proposal--Impact on the Managing General Partner."

       LIMITED PARTNERS ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED
      PROXY CARD AND TO RETURN IT TO THE MANAGING GENERAL PARTNER NO LATER
                               THAN MARCH 20, 1996

                               GENERAL INFORMATION

Documents Included

         The Partnership's Annual Report on Form 10-K for the year ended December 31, 1994 and Quarterly Report on Form 10-Q for the period ended September 30, 1995 are included with this Proxy Statement and incorporated herein by reference. See "Incorporation of Certain Information By Reference and Attachment of Such Information Hereto." Additionally, the reserve report prepared as of December 31, 1994, and audited by H. J. Gruy & Associates, is attached hereto.

Vote Required

         According to the terms of the Partnership Agreement, approval of the Proposal requires the affirmative vote by the holders of at least 51% of the Units held by Limited Partners. Therefore, an abstention by a Limited Partner will have the same effect as a vote against the Proposal. This solicitation is being made for votes in favor of the Proposal (which will result in liquidation and dissolution). As of the Record Date, 4,910.56 Units were outstanding and were held of record by 556 Limited Partners (excluding the Managing General Partner's Units). Each Limited Partner is entitled to one vote for each $1,000 Unit held in his name on the Record Date. Accordingly, the affirmative vote of holders of at least 2504.39 Units is required to approve the Proposal. The Managing General Partner holds 1197.97 Units, but, in accordance with Article XIV of the Partnership Agreement, the Managing General Partner may not vote its Units. The Managing General Partner's non-vote, in contrast to abstention by Limited Partners, will not affect the outcome, because for purposes of adopting the Proposal its Units are excluded from the total number of voting Units.

         The Limited Partners should be aware that once they approve the Proposal pursuant to this Proxy Solicitation, they will have no opportunity to evaluate the actual terms of any specific purchase offers for the Partnership's properties. See "The Proposal -- Reasons for the Proposal" and "The Partnership -- Transactions Between the Managing General Partner and the Partnership."

          Legal counsel to the Partnership has provided a legal opinion, in accordance with Article X of the Partnership Agreement, to the effect that a vote by Limited Partners on the matters set forth in this Proxy Statement will not subject such Limited Partners to general partner liability and such vote is otherwise permissible under the Texas Act.

Proxies; Revocation

         If a proxy is properly signed and is not revoked by a Limited Partner, the Units it represents will be voted in accordance with the instructions of the Limited Partner. If no specific instructions are given, the Units will be voted FOR the Proposal. A Limited Partner may revoke his proxy at any time before it is voted at the Meeting. Any Limited Partner who attends the Meeting and wishes to vote in person may revoke his proxy at that time. Otherwise, a Limited Partner must advise the Managing General Partner of revocation of his proxy in writing, which revocation must be received by the Managing General Partner at 16825 Northchase Drive, Suite 400, Houston Texas 77060 prior to the time the vote is taken.

Dissenters' Rights

         Limited Partners are not entitled to any dissenters' or appraisal rights in connection with the approval of the Proposal. Dissenting Limited
Partners  are  protected  under  state law by virtue  of the  fiduciary  duty of
general   partners  to  act  with  prudence  in  the  business  affairs  of  the
Partnership.

Payment of Liquidating Distributions

         Following the approval of the Proposal at the Meeting, Limited Partners will receive a final liquidating distribution, if any, in cash from the Partnership as soon as practicable after the affairs of the Partnership have been wound up. The Managing General Partner expects that such payment will be made by July 15, 1996. It will not be necessary for Limited Partners to surrender any certificate or other documents representing their ownership of Units. Payment will be made to each Limited Partner identified on the Partnership's records as of the Record Date, or, upon appropriate written instruction from a Limited Partner, to his assignee.

Solicitation

         The solicitation is being made by the Partnership. The Partnership will bear the costs of the preparation of this Proxy Statement and of the solicitation of proxies and such costs will be allocated 90% to the Limited Partners and 10% to the General Partners with respect to their general partnership interests pursuant to Article VIII.A(v). As the Managing General Partner holds approximately 19.6% of the Units held by all Limited Partners, 19.6% of the costs borne by the Limited Partners will be borne by the Managing General Partner, in addition to its portion borne as a General Partner. Solicitations will be made primarily by mail. In addition to solicitations by mail, a number of regular employees of the Managing General Partner may, if necessary to ensure the presence of a quorum, solicit proxies in person or by telephone. The Managing General Partner may retain a proxy solicitor to assist in contacting brokers and other "street-name" holders or Limited Partners to encourage the return of proxies, although it currently does not anticipate doing so. The costs of this proxy solicitation, including legal and accounting fees and expenses, printing and mailing costs, and related costs are estimated to be approximately $20,000.

                                  RISK FACTORS

         Notwithstanding the following discussion, there are risks involved in the Proposal. While the Managing General Partner is not aware of any unknown liabilities at this time, should any unexpected liabilities come to light prior to making the final liquidating distribution, such liabilities could significantly reduce, or eliminate altogether, such final distribution. Anticipated sales prices for the properties may not be achieved. Should domestic gas prices strengthen after the sales of the assets, it is possible that more advantageous sales prices for the properties might have been realized at a later date. Furthermore, if insufficient properties from the other partnerships managed by the Managing General Partner are approved for inclusion in the sales of the assets, the portion of the wells being sold will be smaller, possibly making it necessary to lower the prices at which the properties are sold.

                                  THE PROPOSAL

General

         The Managing General Partner has proposed that the Partnership's properties be sold, the Partnership be dissolved and that the Managing General Partner, acting as liquidator, wind up its affairs and make final distributions to its partners. The Managing General Partner intends to sell the assets through negotiated sales conducted by the Managing General Partner or a third party engaged to dispose of the Partnership's assets. The Managing General Partner expects to sell all properties not sold in negotiated sales by auction through the O&G Clearinghouse, EBCO or a similar company. The Partnership, if not terminated earlier, will terminate automatically, pursuant to the terms of the Partnership Agreement, on January 2, 2016.

         The Managing General Partner is an independent oil and gas company engaged in the exploration, development, acquisition and operation of oil and gas properties, both directly and through partnership and joint venture arrangements, and therefore holds various interests in numerous oil and gas properties. Furthermore, the Managing General Partner is the managing general partner of a number of oil and gas partnerships. The partnerships invest in fractional interests in oil and gas producing properties in which numerous unrelated third parties also own fractional interests. Any owner of a fractional interest may sell its fractional interest in a property independently of all of the fractional interests held by others. Some of the partnerships managed by the Managing General Partner, as well as the Managing General Partner in its own capacity, not in its capacity as Managing General Partner, directly, hold fractional interests in some of the properties in which the Partnership owns an interest. Several of these partnerships are simultaneously considering proposals to sell their properties and liquidate their partnerships. Larger interests in properties generally draw more buyer interest than smaller fractional interests. Therefore, the Managing General Partner will offer to sell as one package the interests held by multiple partnerships in the same wells, area or fields, in most cases to the extent the partnerships holding those interests vote to liquidate and sell their properties. Thus, in many instances the assets of the Partnership will be marketed together with properties owned by certain other partnerships that the Managing General Partner manages. However, certain partnerships managed by the Managing General Partner that are not in the process of liquidating and dissolving, as well as the Managing General Partner itself, will most likely continue to hold interests in some of those properties in which the Partnership is selling its interests. The sale of the properties of the other partnerships managed by the Managing General Partner also will require a majority vote in interest of the limited partners of those other partnerships, unless the property interest being sold constitutes a minor part of the partnership's assets. The decision of other partnerships as to whether to participate in the sale of the assets will be made independently by each such partnership. The inclusion of the Partnership's properties in the sale of the assets will not be contingent upon the approval of the sale of assets by such other partnerships.

         This approach contemplates permitting a purchaser to purchase the Partnership's interests in certain properties without being required to purchase its interests in all of its properties. The Managing General Partner believes that by structuring the sales in this way, and packaging the properties in a way that will be attractive to potential buyers, the Partnership will obtain optimal prices for the properties. Examples of "packaging" are grouping properties by location, for instance by state, or, if the fields in a particular state are far apart, by field, and possibly packaging stronger and weaker properties together and certain operated properties together.

Steps to Implement the Proposal

         Following the approval of the Proposal, the Managing General Partner intends to take the following steps to implement it:

         1. Make available to the appropriate persons (that is, the third party, if any, handling the negotiated sales and/or the auction house and prospective purchasers) the following types of data:

                  o  Engineering and Geological Data
                     - Production curve
                     - Completion report
                     - Historical production data
                     - Engineering well files
                     - Geological maps (if available)
                     - Logs (if available)

                  o  Land/Legal Data
                     - Working Interest/Net Revenue Interest schedule for all
                          properties
                     - Land files
                     - Payout data

                  o  Accounting Data
                     - Lease operating statements by well
                     - Gas marketing data
                     - Oil marketing data
                     - Gas balancing data

         2. Pay or provide for payment of the Partnership's liabilities and obligations to creditors (See -- "Liquidation") using the Partnership's cash on hand and proceeds from the sale of Partnership properties;

         3. Conduct a final accounting and distribute any remaining cash to the partners of the Partnership in accordance with the Partnership Agreement;

         4. Cause final Partnership tax returns to be prepared and filed with the Internal Revenue Service and appropriate state taxing authorities;

         5. Distribute to the Limited Partners final Form K-1 tax information; and

         6. File a Certificate of Cancellation on behalf of the Partnership with the Secretary of State of the State of Texas.


         Negotiated Sale. To the extent that the Managing General Partner is aware of oil and gas companies that may have a strategic interest in certain of the properties, the Managing General Partner or a third party engaged for the purpose of selling the Partnership's assets may approach such companies and negotiate a sale. The Managing General Partner (or such third party) may solicit bids on the oil and gas properties for which the Managing General Partner is the operator. If the Managing General Partner (or third party) solicits bids, it will provide all interested parties with information about the properties needed to bid on such properties. Such information would include raw data and historical information on all of the operated properties that any of the partnerships managed by the Managing General Partner intends to sell. See "--Steps to Implement the Proposal." The data will be organized by property. None of the Managing General Partner's other partnerships managed by the Managing General Partner or affiliates of the Managing General Partner, intend to purchase any of the properties. In the event of a bid that is lower than a price the Managing General Partner believes is reasonable, it may sell the property to a third party bidder for such lower bid price, use another method of sale such as an auction, or have the Partnership continue to hold such property for a while longer. If the property has no appreciable value, the Managing General Partner may dispose of such property by conveying it to the operator or by conveying the property to itself, for no consideration. If the property has appreciable value but is not sold prior to the end of the second quarter of 1996, the Managing General Partner intends to engage the O&G Clearinghouse, EBCO or a similar company to sell the properties. See "--Auction." In no event is the Managing General Partner obligated to purchase any of the properties.

         Auction. With respect to properties not operated by the Managing General Partner, or possibly all of the properties, the Managing General Partner (or a third party seller) may engage the O&G Clearinghouse, EBCO or another similar company to conduct live auctions for the sales of such properties. The O&G Clearinghouse and EBCO (as well as other such auction companies) are in the business of conducting auctions for oil and gas properties. The O&G Clearinghouse and EBCO establish a data room, which they leave open for a period of time (generally three to four weeks), after which they hold a live auction. The O&G Clearinghouse and EBCO require advance registration for all bidders. Bidders may participate by invitation only, after having qualified as knowledgeable and sophisticated parties routinely or actively engaged in the oil and gas business. The O&G Clearinghouse and EBCO publish a brochure regarding the properties. The O&G Clearinghouse is headquartered in Houston, Texas, and EBCO is headquartered in Oklahoma City, Oklahoma. In auctions conducted by the O&G Clearinghouse and EBCO, properties are generally grouped into small packages with a single field often comprising a property.

         Estimated Selling Costs. The expenses associated with the auction process (auctioneer's fee plus advertising fee) is expected to be approximately 7% of the sales price received. This does not include internal costs of the Managing General Partner with respect to the sales, nor fees owed to third parties for services incident to the sale. For example, if the Managing General Partner engaged a third party to sell the properties, this would entail an additional fee (although in such a case the Managing General Partner's internal costs would be lower). This also does not include the costs of the proxy solicitation. See "General Information-- Solicitation."

     Other. Any sale of the Partnership properties and the subsequent liquidating distributions to the Limited Partners pursuant to the Proposal will be taxable transactions under federal and state income tax laws. See "Federal Income Tax Consequences."

Estimate of Liquidating Distribution Amount

         It is not possible to accurately predict the prices at which the properties will be sold. The sales price of individual Partnership properties may vary, with certain properties selling for a higher price and other properties selling for a lower price than those estimated below. The projected range of sales prices below has been based upon estimated future net revenues as of December 31, 1994 for the Partnership's properties, using prices at that date without any escalation. The future net revenues from production of such properties have then been discounted to present value at 10% per annum. This discount rate and these pricing assumptions are mandated by the Securities and Exchange Commission ("SEC") for reserves disclosures under applicable

SEC rules. For the lower end of such projected sales proceeds, the estimated sales proceeds have been further discounted to 70% of those shown for the higher end of the range.

         Set forth in the table below are estimated proceeds that the Partnership may realize from sales of the Partnership's properties, estimated expenses of the related dissolution and liquidation of the Partnership, and the estimated amount of net distributions available for Limited Partners as a result of such sales.

           Range of Limited Partners' Share of Estimated Distributions
                       from Property Sales and Liquidation

                                                                            Projected Range
                                                                       ___________________________
                                                                          Low               High
                                                                       _________         _________
Sales                                                                  $ 191,000         $ 273,000
Partnership Dissolution Expenses(2)                                    $  18,000         $  18,000
Payment of Partnership Net Accounts Payable(3)                         $  19,500         $  19,500
Net Distributions payable to Limited Partners                          $ 153,500         $ 235,500

Net Distributions per $1,000 Unit                                      $   25.13         $   38.55





(1)      Net of selling expenses estimated to be 7% of sales proceeds.
(2)      Includes Limited Partners' share of all costs associated with dissolution and liquidation of the Partnership.
(3)      Includes Limited Partners' share of a gas balancing obligation of approximately $8,000 at September 30, 1995. See also "The Partnership--Transactions Between the Managing General Partner and the Partnership."


         If, on the other hand, the Partnership were to retain its properties and continue to produce those properties until depletion, the table below estimates the return to Limited Partners, discounted to present value, based upon the same pricing and discount assumptions used above. The estimates of the present value of future net distributions have been further reduced by continuing audit, tax return preparation and reserve engineering fees associated with continued operations of the Partnership, along with direct and general and administrative expenses estimated to occur during this time. Such estimates do not take into account the probability that a portion of the Partnership's properties will have to be sold each year in order to generate sufficient cash proceeds to pay general, administrative and operating expenses, which would reduce the revenues of the Partnership. Moreover, the following estimated future net revenues do not take into account amounts that would be needed for future maintenance or remedial work on the Partnership's properties. Without the ability to get more capital from the Partners, future net revenues may not be sufficient for maintenance and remedial work needed to continue production, thereby causing actual revenues to be lower than those estimated in the following table.

                      Estimated Share of Limited Partners'
                   Net Distributions from Continued Operations

                                                                                  Projected
                                                                                  Cash Flows
                                                                                 ___________
Future Net Revenues from Production (after lease operating costs)(1)             $   230,000
Partnership Direct and Administrative Expenses(2)                                $    28,600
Payment of Partnership Net Accounts Payables(3)                                  $    19,500
Net Distributions to Limited Partners (payable over 16 years)(4)                 $   181,900

Net Distributions per $1,000 Unit(5)                                             $     29.78
Present Value of Net Distributions per $1,000 Unit(6)                            $     22.19




(1) Limited Partners' future net revenues are based on the reserve estimates at December 31, 1994, reduced for 1995 production, assuming December 31, 1994 flat pricing. To a limited extent, future net revenues may be influenced by a material rise in the selling prices of oil or gas. For further discussion of this, see "--Reasons for the Proposal-- Small Amount of Remaining Assets in Relation to Expenses" and "--Potential of the Properties." The actual prices that will be received and the associated costs may be more or less than those projected. See "The Partnership-- Partnership Financial Condition and Performance."
(2) Includes Limited Partners' share of general and administrative expenses, and audit, tax, and reserve engineering fees.
(3) Includes Limited Partners' share of a gas balancing obligation of approximately $8,000 at September 30, 1995. See also "The Partnership-- Transactions Between the Managing General Partner and the Partnership."
(4) Based upon the Partnership's reserves having a projected 16-year life, assuming flat pricing. To a limited extent, net distributions may be influenced by a material rise in the selling prices of oil or gas. For further discussion of this, see "--Reasons for the Proposal--Small Amount of Remaining Assets in Relation to Expenses" and "--Potential of the Properties." The actual prices that will be received and the associated costs may be more or less than those projected.
(5) Does not reflect effect of intermittent sales of property interests to pay administrative costs once the properties no longer generate sufficient revenues to cover such costs.
(6)      Discounted at 10% per annum.

         Among factors which can affect the ultimate sales price received for Partnership properties are the following:

         (1)      The  above  cases  presume  that  100%  of  the  Partnership's properties will be sold. It is possible that certain properties will be viewed by potential buyers to be of insufficient size to justify their purchase.
         (2) In certain instances, the Partnership, together with other partnerships which will be offering their interest in the properties, will own a large enough interest in the properties to allow the purchaser to designate a new operator of the properties, which normally increases the amount that a purchaser is willing to pay.
         (3) Changes in the market for gas or oil may affect the pricing assumptions used by purchasers in evaluating property value and possible purchase prices.

         (4) Different evaluations of the amount of money required to be spent to enhance or maintain production may have a significant effect upon the ultimate purchase price.
         (5) In certain instances, the Managing General Partner may set minimum bidding prices for those properties offered at auction, which may not be met.
         (6) The Managing General Partner may choose to package certain less attractive properties together with other properties in order to enhance the likelihood of their sale. Such packaging could result in a significant discount by prospective purchasers of the value of the Partnership's more productive properties contained in such packages.

         The Partnership Agreement authorizes the Managing General Partner to sell the Partnership properties at a price that the Managing General Partner deems reasonable. The proceeds of all sales, to the extent available for distribution, are to be distributed to the Limited Partners and the General Partners in accordance with Article XVI.D of the Partnership Agreement as follows. After use of available proceeds from property sales to third-party creditors and reserves for contingent or unforeseen liabilities of the Partnership, the proceeds are to be used to repay any debts to partners of the Partnership, without regard to whether such partners are General Partners or Limited Partners. The Partnership Agreement provides that if the proceeds are insufficient to pay all such obligations in full, then the proceeds are to be used to repay each Partner pro rata in the proportion that the Partnership's debt to such Partner bears to the obligations due to all Partners. In the event that there is still cash available for distribution, it is to be used to repay the capital accounts of the Partners whose capital accounts have not yet been repaid. The amounts finally distributed will depend on the actual sales prices received for the Partnership assets, results of operations until such sales, the amount of all expenses and liabilities outstanding at the time of the liquidating distribution, and other contingencies and circumstances.

Comparison of Sale Versus Continuing Operations

         Based on the above tables, it is estimated that a limited partner could expect to receive from $25.13 to $38.55 per $1,000 Unit upon immediate sale of the Partnership properties. In comparison, it is estimated that a limited partner could expect to receive approximately $22.19 per $1,000 Unit, discounted to present value ($29.78 per $1,000 Unit in actual dollars on an undiscounted basis) over the life of the properties, approximately 16 years, if the Partnership continued operations.

         Such estimates are based on December 31, 1994 reserve estimates assuming flat pricing throughout the remaining life of the properties. The actual prices that will be received and the associated costs may be more or less than those projected. See "--Estimate of Liquidating Distribution Amount."

Reasons for the Proposal

         The Managing General Partner believes that it is in the best interest of the Partnership and the Limited Partners for the Partnership to sell its properties at this time, dissolve the Partnership and make a final liquidating cash distribution to its partners for the reasons discussed below.

         Small Amount of Remaining Assets in Relation to Expenses. As of December 31, 1994, approximately 86% of the Partnership's ultimate recoverable reserves had been produced. The Partnership's oil and gas revenues are expected to decline as remaining reserves are being depleted, as a consequence of which distributions to partners have ceased altogether subsequent to January 1995. Declines in well production are based principally upon the maturity of the wells, not on market factors. Each well is charged a fixed amount of overhead costs, as operating and other costs are incurred regardless of the level of production. Likewise, general and administrative expenses such as compliance with the securities laws, producing reports to partners and filing partnership tax returns do not decline as revenues decline. It is expected that in future periods operating costs and general and administrative expenses, which are relatively fixed amounts, may exceed revenues. As production declines and certain costs remain fixed, the relative profitability of the properties will decrease. Consequently, the Managing General Partner expects that the Partnership will have to start selling 10% to 15% of its properties each year to pay the expenses of operations and administration as early as 1996 or 1997. By accelerating the liquidation of the Partnership, those future administrative costs can be avoided.

         Optimize Value. The Managing General Partner believes that the key factor affecting the Partnership's long-term performance has been the decrease in oil and gas prices that occurred subsequent to the purchase of the Partnership's properties. Based on 1994 year-end reserve calculations, the Partnership had only about 14% of its ultimate recoverable reserves remaining for future production. Because of this small amount of remaining reserves, even if oil and gas prices were to increase in the future, such increases would be unlikely to have a net positive impact on the total return on investment to the partners in view of the fixed expenses of the Partnership as described above.

         Potential of the Properties. Recovery in amounts great enough to significantly impact the results of the Partnership's operations and the ultimate cash distributions can only occur with the investment of new capital. As provided in the Partnership Agreement, the Partnership expended all of the partners' net commitments for the acquisition of properties many years ago, and it no longer has capital to invest in improvement of the properties through secondary or tertiary recovery. No additional development activities are contemplated by the Partnership.

         Nine Year Investment. The Limited Partners have held their investment in the Partnership for over nine years. Because of the limited reserve life of oil and gas properties generally, the Managing General Partner believes that this is a reasonable amount of time to hold an investment in oil and gas properties. As a result of the depletion of the Partnership's oil and gas reserves, the Managing General Partner believes the Partnership's asset base and future net revenues no longer justify the continuation of operations.
See "--Reasons for the Proposal--Optimize Value."

         Orderly Sale of Properties Through Approval of the Proposal. The oil and gas market is volatile, making the sale of the properties at optimal prices very time sensitive. Therefore, the Managing General Partner believes that the Partnership should liquidate and have the flexibility to sell its properties when such sales appear to be most advantageous to the Partnership. The requirement to obtain the approval of the holders of a majority of the Units prior to each sales transaction would likely delay a potential sale or require concessions which could negatively impact the sales price. The approval of the Proposal as it is set forth will provide the Managing General Partner the flexibility to sell the remaining properties in an orderly fashion on an individual basis or as a package to maximize any potential return to the Limited Partners. The approval of the Proposal would also allow the Managing General Partner to begin the winding up and dissolution of the Partnership without the expense of several proxy solicitations to obtain separate Limited Partner approvals of each sale and the winding up and dissolution of the Partnership following the final sale of Partnership property. The approval of the Proposal will act as the approval of all future asset sales without the approval by the Limited Partners of the specific terms of such future sales.

         Limited Partners' Tax Reporting. Even though future distributions to Partners are expected to cease, each Limited Partner will continue to have a partnership income tax reporting obligation with respect to his Units as long as the Partnership continues to exist. There is no trading market for the Units, so Limited Partners generally are unable to dispose of their interests. See "The Partnership - No Trading Market." Following the approval of the Proposal and the dissolution and sale of the properties, the Limited Partners will recognize gain or loss or a combination of both under the federal income tax laws. Thereafter, Limited Partners will have no further tax reporting obligations with respect to the Partnership. See "Federal Income Tax Consequences." Impact On The Managing General Partner

         The Managing General Partner will be economically impacted in two ways. First, to the extent of its ownership of Units, liquidation will have the same effect on it as on the Limited Partners. The Managing General Partner believes, on that basis, that it will realize a greater net present value from the sale of its Units than from distributions from continued operations. See "--Estimate of Liquidating Distribution Amount," and "--Estimated Share of Limited Partners' Net Distributions from Continued Operations." However, the dissolution and liquidation of the Partnership, together with liquidation of other partnerships from which the Managing General Partner receives operating fees, negatively impact the revenues of the Managing General Partner. This is because once the Managing General Partner, directly and indirectly through the partnerships that it manages, no longer holds the majority interest in various wells, different operators are likely to be selected and it will therefore lose revenues that it currently realizes from its role as operator. The Managing General Partner is making its recommendations as set forth below, on the basis of its fiduciary duty to the Limited Partners, rather than on the basis of the direct economic impact on the Managing General Partner.

Recommendation of the Managing General Partner

         For the foregoing reasons, the Managing General Partner believes that it is in the best interests of the Limited Partners to dissolve and liquidate the Partnership in an effort to maximize the value of the Partnership's remaining assets and the amounts distributable to Limited Partners. The Managing General Partner believes that through the liquidation of the Partnership's remaining assets in the near term, Limited Partners will receive a greater liquidating cash distribution than if the Partnership were to continue to operate as a going concern, due to the anticipated continuation of declines in revenues and the continuing relatively fixed general and administrative and operating expenses that will be incurred by the Partnership.

         The Managing General Partner recommends that the Limited Partners vote FOR the Proposal.

                         FEDERAL INCOME TAX CONSEQUENCES

General

         The following summarizes certain federal income tax consequences to the Limited Partners arising from the Partnership's proposed sale of its oil and gas properties and liquidation pursuant to the Proposal. Statements of legal conclusions regarding tax consequences are based upon relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and accompanying Treasury Regulations, as in effect on the date hereof, upon reported judicial decisions and published positions of the Internal Revenue Service (the "Service"), and upon further assumptions that the Partnership constitutes a partnership for federal tax purposes and that the Partnership will be liquidated as described herein. The laws, regulations, administrative rulings and judicial decisions which form the basis for conclusions with respect to the tax consequences described herein are complex and are subject to prospective or retroactive change at any time and any change may adversely affect Limited Partners.

         This summary does not describe all the tax aspects which may affect Limited Partners because the tax consequences may vary depending upon the individual circumstances of a Limited Partner. It is generally directed to individual Limited Partners who are the original purchasers of the Units and hold interests in the

Partnership as "capital assets" (generally, property held for investment). Each Limited Partner that is a corporation, trust, estate, tax exempt entity, or other partnership is strongly encouraged to consult its own tax advisor as to the rules which are specifically applicable to it. Except as otherwise specifically set forth herein, this summary does not address foreign, state or local tax consequences, and is inapplicable to nonresident aliens, foreign corporations, debtors under the jurisdiction of a court in a case under federal bankruptcy laws or in a receivership, foreclosure or similar proceeding, or an investment company, financial institution or insurance company.

Taxable Gain or Loss Upon Sale of Properties

         Limited Partners will realize and recognize gain or loss, or a combination of both, upon the Partnership's sale of its properties prior to liquidation. The amount of gain realized with respect to each oil and gas property, or related asset, will be an amount equal to the excess of the amount realized by the Partnership and allocated to the Limited Partner (i.e., cash or consideration received) over the Limited Partner's adjusted tax basis for such property. Conversely, the amount of loss realized with respect to each property or related asset will be an amount equal to the excess of the Limited Partner's tax basis over the amount realized by the Partnership for such property and allocated to the Limited Partner. It is projected that taxable gain will be realized upon the sale of Partnership properties and that such gain will be allocated among the Limited Partners in accordance with the Partnership Agreement. The Partnership Agreement includes an allocation provision that requires allocations pursuant to a liquidation be made among Partners in a fashion that equalizes capital accounts of the Partners so that the amount in each Partner's capital account will reflect such Partner's sharing ratio of income and loss. The extent to which capital accounts can be equalized, however, is limited by the amount of gain and loss available to be allocated.

         Because the oil and gas properties, and related assets, owned by the Partnership are properties used in a trade or business, the character of gains and losses realized by the Partners generally will be governed by Section 1231 of the Code. Deductions for intangible drilling and development costs, depletion and depreciation expenses with respect to these properties, however, may be subject to recapture as ordinary income, in an amount which does not exceed gain recognized. With respect to intangible drilling and development costs incurred with respect to properties placed in service prior to 1987, the amount subject to recapture will be the lesser of: (a) the gain realized upon the sale of the property, or (b) the previously deducted intangible drilling and development costs allocable to the property, reduced by the amount by which depletion deductions would have been increased if the intangible drilling development costs were capitalized as part of the tax basis of such property. With respect to properties placed in service after 1986, Code Section 1254 recaptures all intangible drilling and development costs and depletion (to the extent of basis) as ordinary income. The Partnership did not incur material amounts of intangible drilling and development costs, and accordingly the recapture of same is not expected to be material.

         Realized gains and losses generally must be recognized and reported in the year the sale occurs. Accordingly, each Limited Partner will realize and recognize his allocable share of gains and losses in his tax year within which the Partnership properties are sold. Each Limited Partner's recognized allocable share of the net Partnership 1231 gains or losses must be netted with that Limited Partner's individual section 1231 gains and losses recognized during the year in order to determine the character of such net gains or net losses under section 1231. Net gains will be treated as capital gains except to the extent recharacterized as ordinary income due to recapture and net losses will be treated as ordinary losses.

Liquidation of the Partnership

         After sale of its properties, the Partnership's assets will consist solely of cash which it will distribute to its partners in complete liquidation. The Partnership will not realize gain or loss upon such distribution of cash to its partners in liquidation. If the amount of cash distributed to a Limited Partner in liquidation is less than such Limited Partner's adjusted tax basis in his Partnership interest, the Limited Partner will realize and recognize a capital loss to the extent of the excess. If the amount of cash distributed is greater than such Limited Partner's adjusted tax basis in his Partnership interest, the Limited Partner will recognize a capital gain to the extent of the excess. Because each Limited Partner paid a portion of syndication and formation costs upon entering the Partnership, neither of which costs were deductible expenses, it is anticipated that liquidating distributions to Limited Partners will be less than such Limited Partners' bases in their Partnership interests and thusly will generate capital losses.

Capital Gain Tax

         Net long-term capital gains of individuals, trusts and estates will be taxed at a maximum rate of 28%, while ordinarily income, including income from the recapture of intangible drilling and development costs, depreciation and depletion, will be taxed at a maximum rate depending on that Limited Partner's taxable income of 36% or 39.6%. With respect to net capital losses, other than
Section 1231 net losses, the amount of net long-term capital loss that can be utilized to offset ordinary income will be limited to the sum of net capital gains from other sources recognized by the Limited Partner during the tax year, plus $3,000 ($1,500, in the case of a married individual filing a separate return). The excess amount of such net long-term capital loss may be carried forward and utilized in subsequent years subject to the same limitations.

Passive Loss Limitations

         Limited Partners that are individuals, trusts, estates, or personal service corporations are subject to the passive activity loss limitations rules that were enacted as part of the Tax Reform Act of 1986.

         A Limited Partner's allocable share of Partnership income, gain, loss, and deduction is treated as derived from a passive activity, except to the extent of Partnership portfolio income, which includes interest, dividends, royalty income and gains from the sale of property held for investment purposes. A Limited Partner's allocable share of any gain realized on sale of Partnership properties (other than gain from the sale of portfolio investments) will be characterized as passive activity income that may be offset by passive activity losses from other passive activity investments. Moreover, because the sale of properties and liquidation of the Partnership will terminate the Limited Partner's interest in the passive activity, a Limited Partner's allocable share of any loss (i) previously realized as a Limited Partner in the Partnership and suspended because of its passive characterization, (ii) realized on the liquidating sale of Partnership properties, or (iii) realized by the Limited Partner upon liquidation of his Partnership interest, will not be characterized as losses from a passive activity.

         THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS INTENDED TO BE A SUMMARY OF CERTAIN INCOME TAX CONSIDERATIONS OF THE SALE OF PROPERTIES AND LIQUIDATION. IT IS NOT INTENDED AS AN ALTERNATIVE FOR INDIVIDUAL TAX PLANNING. EACH LIMITED PARTNER SHOULD CONSULT HIS OWN TAX ADVISOR CONCERNING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO HIM OF THE SALE OF PROPERTIES AND THE LIQUIDATION OF THE PARTNERSHIP.

                                 THE PARTNERSHIP

General

         The Partnership is a Texas limited partnership formed July 15, 1986. Units in the Partnership are registered under Section 12(g) of the Securities Exchange Act of 1934.

         The Partnership is engaged in operating and producing oil and gas properties within the continental United States. In its first 9 months the Partnership had expended approximately 80% of its original capital contributions of approximately $6.1 million for the purchase of oil and gas producing properties. During recent years over 80% of the Partnership's production has consisted of natural gas. The Partnership has, from time to time, performed workovers and recompletions of wells, in certain instances borrowing funds from third parties or the Managing General Partner to perform these operations, most of which amounts have been subsequently repaid from production.

         For more information regarding the business and properties of the Partnership, see the Annual Report of the Partnership on Form 10-K for the year ended December 31, 1994, included herewith.

The Managing General Partner

         Subject to certain limitations set forth in the Partnership Agreement, the Managing General Partner has full, exclusive and complete discretion in the management and control of the business of the Partnership. The Managing General Partner has general liability for the debts and obligations of the Partnership.

         The Managing General Partner is engaged in the business of oil and gas exploration, development and production, and the Managing General Partner serves as the general partner of a number of other oil and gas income and pension partnerships. The Managing General Partner's common stock is traded on the New York and Pacific Stock Exchanges.

         The principal executive offices of the Managing General Partner are located at 16825 Northchase Drive, Suite 400, Houston, Texas 77060, telephone number (713) 874-2700.

Partnership Financial Performance and Condition

         The Limited Partners have made contributions of $6,108,529, in the aggregate to the Partnership. The Managing General Partner has made capital contributions with respect to its general partnership interest of $48,591. Additionally, pursuant to the presentment right set forth in Article XVIII of the Partnership Agreement, it purchased 1197.97 Units from Limited Partners principally during the 1992 to 1994 period.

         From inception through October 1995 the Partnership has made cash distributions to its Limited Partners totaling $2,487,960. Through October 1995 the Managing General Partner has received cash distributions from the Partnership of $321,165 with respect to its general partnership interest, and $14,788 related to its limited partnership interests, totalling $335,953. On a per Unit basis, Limited Partners had received, as of October 1995, $407.29 per $1,000 Unit, or approximately 40.7% of their initial capital contributions.

     The Partnership acquired its properties at a time when oil and gas prices and industry projections of future prices were much higher than current prices. When the Managing General Partner projects future oil and gas prices to evaluate the economic viability of an acquisition, it compares its forecasts with those made by banks, oil and gas industry sources, the U.S. government, and other companies acquiring producing properties. In general, between 1985 and 1988, all of these sources forecasted increases in product prices that were greater than or equal to the then current rate of inflation, which price increases did not occur. Acquisition decisions for the Partnership were based upon a range of increasing prices that were within the mainstream of the forecasts made by these outside parties. At the time that the Partnership's producing properties were acquired, prices averaged about $28 per barrel of oil and $2.30 per Mcf of natural gas. Oil and gas prices were expected to escalate to approximately $30 per barrel and $2.60 per Mcf during the first 5 years of the Partnership's operations. The bulk of the Partnership's reserves were produced from 1987 to 1991 during which time the Partnership's oil prices in fact averaged $18.76 per barrel and natural gas prices averaged approximately $1.61 per Mcf.

         Lower prices also had an effect on the Partnership's proved reserves. These estimates of proved reserves represent quantities of oil and gas which, upon analysis of engineering and geologic data, appear with reasonable certainty to be recoverable in the future from known oil and gas reservoirs under existing economic and operating conditions. When economic or operating conditions change, the Partnership's proved reserves can be revised either up or down. If prices had risen as predicted, the volumes of oil and gas reserves might have been higher than the year-end levels actually reported because higher prices typically extend the life of reserves as production rates from mature wells remain economical for a longer period of time. Production enhancement projects that are not economically feasible at low prices can also be implemented as prices rise. At present, because of the small remaining amount of reserves, a price increase would not have a significant impact on the Partnership's performance.

         As contemplated in the Partnership Agreement, the Partnership has expended all of the partners' net commitments available for property acquisitions to acquire producing oil and gas properties and to develop those properties. The Partnership has borrowed funds in the past to drill and recomplete wells. All loans have been repaid from sales of production, except $12,800 still outstanding as of September 30, 1995. See "--Transactions Between the Managing General Partner and the Partnership." Additionally, the Partnership is obligated for gas imbalances valued at approximately $8,800 as of September 30, 1995. The Partnership has not made any cash distributions to the parties since January 1995. The Partnership Agreement does not allow for additional assessments against the partners to fund capital requirements. Because of the Partnership's existing obligations, no funds are available at the current time from Partnership revenues or other sources to enable the Partnership to make additional capital expenditures and no new capital expenditures are planned. The Managing General Partner anticipates that if sales of the Partnership's properties occur, there will be sufficient cash generated by the sales of the Partnership's properties to repay existing obligations and potentially make a final liquidating distribution.

No Trading Market

         There is no trading market for the Units, and none is expected to develop. Under the Partnership Agreement, the Limited Partners have the right to present their Units to the Managing General Partner for repurchase at a price determined in accordance with the formula established by Article XVIII of the Partnership Agreement. Originally 697 Limited Partners invested in the Partnership. Through December 31, 1995, the Managing General Partner has purchased 1197.97 Units from Limited Partners pursuant to the right of presentment. As of December 31, 1995, there were 556 Limited Partners (excluding the Managing General Partner). The Managing General Partner does not have an obligation to repurchase Limited Partner interests pursuant to this right of presentment but merely an option to do so when such interests are presented for repurchase.

Transactions Between the Managing General Partner and the Partnership

         Under the Partnership Agreement the Managing General Partner is entitled to receive certain compensation for its services and reimbursement for expenditures made on behalf of the Partnership. The following summarizes ongoing transactions between the Managing General Partner and the Partnership:

         o The Managing General Partner receives per-well monthly operating fees for producing wells as to which it or its affiliates serve as operator in accordance with the joint operating agreements for each of the wells. The fees that are set in the joint operating agreements are negotiated with the other working interest owners.

         o The Managing General Partner is entitled to be reimbursed for general and administrative costs incurred on behalf of and allocable to the Partnership, including employee salaries and office overhead. Amounts are calculated on the basis of Limited Partner capital contributions to the Partnership relative to limited partner contributions of all partnerships for which the Managing General Partner serves as managing
                  general partner.   However, in 1992, the Managing General
                  Partner, in its discretion, determined that the Partnership would not accrue the general and administrative overhead allowance to which the Managing General Partner would otherwise be entitled under the Partnership Agreement, thus foregoing receipt of any amounts attributable to that allowance since that time. The Managing General Partner intends, however, to stop absorbing such costs on behalf of the Partnership if the Proposal is not approved by Limited Partners and the Partnership is not liquidated as a result.

         o The Managing General Partner advanced money to the Partnership from time to time for well workovers and recompletions at interest rates equal to its cost of borrowed funds. At September 30, 1995, approximately $12,800 remained payable to the Managing General Partner.

Principal Holders of Limited Partner Units

         The  Managing   General  Partner  holds  19.6%  of  the  Units  of  the
Partnership. To the knowledge of the Managing General Partner, there is no other holder of Units that holds more than 5% of the Units.

                                    BUSINESS

                  In addition to the following information about the business of the Partnership, see the attached Annual Report on Form 10-K for the year ended December 31, 1994, which is incorporated herein by reference.

Reserves

                  For information about the Partnership's reserves, see the attached report summarizing the Limited Partners' share of the Partnership's estimated oil and gas reserves and future net revenue expected from the production of those reserves as of December 31, 1994, which report was audited by H. J. Gruy & Associates, Inc., independent petroleum consultants. It should be noted that the reserve estimates in the Annual Report on Form 10-K reflect the entire Partnership reserves and that the reserve report in the attached letter from H. J. Gruy & Associates, Inc. reflects only the Limited Partners' share of the Partnership's estimated oil and gas reserves. This report has not been updated to include the effect of production since year-end 1994, nor has the annual review of estimated quantities done each year-end taken place for 1995.

                  There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates and timing of production and plan of development. Oil and gas reserve engineering must be recognized as a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and estimates of other engineers might differ from those in the attached report. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate, and, as a general rule, reserve estimates based upon volumetric analysis are inherently less reliable than those based on lengthy production history. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered.

                  In estimating the oil and natural gas reserves, the Managing General Partner, in accordance with criteria prescribed by the SEC, has used prices received as of December 31, 1994, without escalation, except in those instances where fixed and determinable gas price escalations are covered by contracts, limited to the price the Partnership reasonably expects to receive. The Managing General Partner does not believe that any favorable or adverse event causing a significant change in the estimated quantity of proved reserves set forth in the attached report has occurred between December 31, 1994, and the date of this Proxy Statement.

                  Future prices received for the sale of the Partnership's products may be higher or lower than the prices used in the Partnership's estimates of oil and gas reserves; the operating costs relating to such production may also increase or decrease from existing levels. The estimates presented in the attached report are in accordance with rules adopted by the SEC.

Approvals

                  No federal or state regulatory requirements must be satisfied or approvals obtained in connection with this transaction.

Legal Proceedings

                  The Managing General Partner is not aware of any material pending legal proceedings to which the Partnership is a party or of which any of its property is the subject.

       INCORPORATION OF CERTAIN INFORMATION BY REFERENCE AND ATTACHMENT OF
                             SUCH INFORMATION HERETO

         The Partnership's Annual Report on Form 10-K for the year ended December 31, 1994, and its Quarterly Report on Form 10-Q for the period ended September 30, 1995, are attached hereto and incorporated herein by reference.

                                 OTHER BUSINESS

         The Managing General Partner does not intend to bring any other business before the Meeting and has not been informed that any other matters are to be presented at the Meeting by any other person.



                                       SWIFT ENERGY COMPANY
                                       as Managing General Partner of
                                       Swift Energy Income Partners 1986-B, Ltd.


                                       /s/ John R. Alden
                                       _________________________________________
                                       John R. Alden
                                       Secretary

                                      PROXY

                    SWIFT ENERGY INCOME PARTNERS 1986-B, LTD.

                This Proxy is Solicited by the Board of Directors
             for a Special Meeting of Limited Partners to be held on
                                 March 20, 1996

         The undersigned hereby constitutes and appoints A. Earl Swift, Bruce H. Vincent or John R. Alden, or any of them, with full power of substitution and revocation to each, the true and lawful attorneys and proxies of the undersigned at a Special Meeting of the Limited Partners (the "Meeting") of SWIFT ENERGY INCOME PARTNERS 1986-B, LTD. (the "Partnership") to be held on March 20, 1996 at 4:00 p.m. central time, at 16825 Northchase Drive, Houston, Texas, and any adjournments thereof, and to vote as designated, on the matter specified below, the Partnership Units standing in the name of the undersigned on the books of the Partnership (or which the undersigned may be entitled to vote) on the record date for the Meeting with all powers the undersigned would possess if personally present at the Meeting:



The adoption of a proposal            FOR       AGAINST     ABSTAIN
("Proposal") for (a) sales of
substantially all of the assets       [ ]         [ ]         [ ]
of the Partnership and (b) the
dissolution, winding up and
termination of the  Partnership.
The undersigned  hereby directs
said proxies to vote:

         This proxy will be voted in accordance with the specifications made hereon. If no contrary specification is made, it will be voted FOR the Proposal.

         Receipt of the Partnership's Notice of Special Meeting of Limited Partners and Proxy Statement dated February 14, 1996 is acknowledged.



                PLEASE SIGN AND RETURN THE PROXY IN THE ENCLOSED,
                     POSTAGE-PAID, PRE-ADDRESSED ENVELOPE BY
                                 MARCH 20, 1996.



SIGNATURE___________________________                        DATE_____________


SIGNATURE___________________________                        DATE_____________


SIGNATURE___________________________                        DATE_____________

   If Limited Partnership Units are held jointly, all joint tenants must sign.